Exhibit 10.4

DIGITAL MARKETING PLATFORM

PURCHASE AGREEMENT

This Agreement is entered into as of August 3, 2025, by and between:

Seller: Fiika Systems Limited, with a principal place of business at 625 N San Vicente Blvd, West Hollywood, CA 90069 (“Seller”).

Buyer: Aleksejus Klimanovas, an individual residing at 412 N MAIN ST STE 100, BUFFALO, WY 82834 (“Buyer”).

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1.	Purchase and Sale of Platform

1.1  Subject of Sale. Seller agrees to sell, transfer, and assign to Buyer, and Buyer agrees to purchase from Seller, the fully developed and operational digital marketing platform described in Exhibit A, including all source code, design elements, AI modules, databases, dashboards, user interfaces, and other integrated technologies (the “Platform”).

1.2	Price. The total purchase price for the Platform shall be Forty Six Thousand Five Hundred U.S. Dollars ($46,500).

1.3	Payment Terms. The total Purchase Price of Forty Eight Thousand Three Hundred U.S. Dollars ($48,300), which includes $46,500 for the Platform and $1,800 for three (3) years of technical support, shall be paid in full by Buyer to Seller via bank wire transfer or PayPal within three (60) business days after execution of this Agreement.

2.	Transfer and Delivery

2.1  Transfer of Assets. Effective as of the date of this Agreement, Seller hereby delivers, transfers, and assigns to Buyer all rights, title, and interest in and to the Platform, including access credentials, domain names (if applicable), hosting rights, and all associated documentation. Such transfer is expressly conditioned upon full payment of the Purchase Price within thirty (60) business days. In the event that Buyer fails to make full payment within such period, all rights, title, and interest in the Platform shall automatically revert to Seller without further action required.

2.2  Delivery Format. Delivery shall include all files, repositories, access credentials, and deployment instructions, provided electronically or via cloud repository, as applicable.

3.	Representations and Warranties

3.1  Seller Warranties. Seller represents that the Platform is original, owned solely by Seller, free of third-party claims, contains no malicious code, and that the AI instruments are functional as described.

3.2  Buyer Warranties. Buyer confirms authority to enter into this Agreement and to use the Platform in compliance with applicable laws.

4.	Confidentiality and IP

4.1  Confidentiality. All proprietary information shared before or after Closing shall remain confidential.

4.2  IP Rights. Upon payment and delivery, all intellectual property rights in the Platform shall transfer to Buyer on a perpetual, worldwide, royalty-free basis.

5.	Indemnification

Each party shall indemnify and hold harmless the other against any claims or losses arising out of breach of this Agreement or misrepresentation of rights or ownership.

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6.	Limitations of Liability

Neither party shall be liable for indirect or consequential damages. Seller’s total liability shall not exceed the Purchase Price.

7.	Miscellaneous

7.1 Entire Agreement. This is the full agreement and supersedes prior discussions.

7.2  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming, without regard to its conflict of law provisions. Any disputes shall be resolved in the courts located in Laramie County, Wyoming, USA.

7.3 Amendments. Modifications must be in writing, signed by both parties.

7.4 Counterparts. This Agreement may be executed electronically and in counterparts.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLER:

Name: /s/ Imaran Dawood, CEO

Title: Fiika Systems Limited

BUYER:

Name: /s/ Aleksejus Klimanovas

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Exhibit A – Platform Description

A turnkey web-based digital marketing automation platform with built-in AI instruments for ad optimization, campaign analytics, audience segmentation, content scheduling, chatbot integration, and performance dashboards. Delivered as a SaaS or self-hosted solution.

Exhibit B – Technical Support

Seller shall provide technical support and maintenance services for the Platform for a period of three (3) years from the date of delivery.

Scope includes bug fixes, AI updates, browser/OS compatibility, and minor improvements. Email support with 2-business day response.

Total support fee: One Thousand Eight Hundred U.S. Dollars ($1,800).

Excludes major feature development, custom integrations, rebranding, or migrations. Support may be terminated upon material breach or failure to pay.

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